CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Brandes Investment Trust, and to the incorporation by reference of our report dated November 14, 2005, relating to the financial statements and financial highlights for the Brandes Institutional International Equity Fund, a series of Brandes Investment Trust included in the September 30, 2005 Annual Report to Shareholders of Brandes Investment Trust.

/s/TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
January 25, 2006